SHARE PURCHASE AND CANCELLATION AGREEMENT

THIS AGREEMENT (the Agreement”) is hereby made effective this 15th day of February 2013, by and between VITAS GROUP, INC., a Nevada corporation (the "Company"), and LARS POULSEN and Greg May (the "Shareholders") with an address at P.O. Box 616 Solana Beach, CA 92075.

RECITALS

WHEREAS, the Shareholders are the holders and owner of an aggregate of two million five hundred thousand (2,500,000) shares of the Company’s common stock, par value $0.001 per share;

WHEREAS, the Shareholder agrees to sell and the Company agrees to purchase and cancel eight hundred (800,000) shares of the Company’s common stock (the “Shares”) resulting in Shareholders each owning 850,000 shares of common stock in exchange for consideration as set forth herein below;

WHEREAS, the Company and the Shareholders deem it to be in their respective best interests to enter into this transaction pursuant to the terms and conditions of the Merger Agreement dated February 14, 2013, of which this Agreement is made a part thereto.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

AGREEMENT

1.	STOCK PURCHASE. The Shareholders agree to sell to the Company the Shares for consideration for good and valuable consideration

2.	CANCELLATION OF THE SHARES. The Shares shall be cancelled and returned to the treasury effective on the date of this Agreement.

3.	RELEASE. The Shareholders, together with its heirs, executors, administrators, and assigns, do hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Shareholders ever had, now or may have howsoever arising out of the original grant and this cancellation of the Shares.

4.	INDEMNIFICATION. The Shareholders shall indemnify and hold the Company harmless from and against any and all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising, directly or indirectly, out of the Interest prior to and after the date hereof.

5.	MUTUAL REPRESENTATIONS. The Shareholder hereby represent and warrant to the Company that he owns, of record and beneficially, and has good and marketable title to the Shares, all of which are free and clear of all liens, charges and encumbrances. As may be required, the parties will execute and deliver all such further documents (including but not limited to appropriate instruments of transfers and bought and sold notes), do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

5.1 Stamp Duty, Legal and Accounting Fees. All stamp duty payable in Nevada in connection with the sale and purchase of shares in the Company shall be borne by the respective transferees and transferors in equal shares. The Shareholders and the Company shall each be responsible to pay their respective legal and accounting fees incurred by them in connection with the transactions contemplated by this Agreement, unless otherwise mutually agreed to in writing.

5.2 Waiver of Breach. All waivers under this Agreement shall be in writing. Any waiver by a party of the breach of any provision or of any condition precedent of this Agreement shall not operate as a waiver of any subsequent breach of that provision or as a waiver of the breach of any other provision or of any other condition precedent.

5.3 Severability. If any one or more provisions of this Agreement shall be adjudged or declared illegal or unenforceable, the same shall not in any way affect or impair the validity or enforceability of all or any other provision of this Agreement.

5.4 Governing Law. This Agreement and the performance hereof shall be construed and interpreted in accordance with the laws of Nevada. Any dispute arising under or out of this Agreement shall be submitted for resolution to an applicable state or federal court of competent jurisdiction that is located in Delaware.

5.5 Venue; Waivers. The Shareholders and Company irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this agreement shall be litigated in courts having situs within the State of Nevada. The Shareholders and Company hereby waive any right they may have to transfer or change the venue of any litigation brought by another party hereto in accordance with this paragraph.

5.6 Assignment. No party may assign its rights, interest or obligations under this Agreement without the prior approval in writing of the other party.

5.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than the parties and their respective successors and permitted assigns.

5.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in connection with the subject matter hereof. This Agreement may not be modified, amended, altered or extended orally, and no modification shall be effective unless in writing and signed by the parties hereto.

5.9 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.

5.10 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing, and shall be deemed to have been given, when received, if delivered in person or by a reputable courier service (such as Federal Express), or three (3) business days following mailing, if mailed by certified mail, return receipt requested, postage prepaid, as follows:

IF TO SHAREHOLDERS:	Lars Poulsen and Greg May
P.O. Box 616 Solana Beach, CA 92075
Telephone No.:800-688-0501
Facsimile No.:888-625-5698
IF TO COMPANY:	VITAS GROUP, INC.
c/o Anslow & Jaclin, LLP
195 Route 9 South, Second Floor
Manalapan, New Jersey 07726
Attn: Gregg E. Jaclin, Esq.
Telephone No.: 732-409-1212
Facsimile No.: 732-577-1188

5.11 Exhibits and Schedules. The Exhibits and Schedules attached hereto constitute an integral part of this Agreement. Terms defined in this Agreement that are used in any Exhibit or Schedule attached hereto and are not otherwise defined therein shall have the meanings assigned to such terms in this Agreement. Terms defined in any Exhibit or Schedule attached hereto that are used in this Agreement or in any other Exhibit or Schedule which are not otherwise defined herein shall have the meanings assigned to such terms in such Exhibit or Schedule.

5.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning and interpretation of this Agreement.

5.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original but all of which will constitute the same instrument, notwithstanding that fewer than all of the parties have signed the same counterpart. A counterpart signature page transmitted by facsimile machine will be given the same effect as an original signature page. Any party signing this Agreement by facsimile must provide the other parties with a manually signed signature page within ten

(10) days after the date of this Agreement.

6. MISCELLANEOUS.

IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon on the day and year first above written.

THE SHAREHOLDERS:

/s/ Lars Poulsen
Lars Poulsen, individually

/s/ Greg May
Greg May, individually

THE COMPANY:

VITAS GROUP, INC.
A Nevada Corporation

/s/ Lars Poulsen
Name: Lars Poulsen
Title: President and Chief Executive Officer